SCHEDULE A
to the
PACER FUNDS
TRUST
DISTRIBUTION PLAN
(12b-1 Plan)

As Amended December 10, 2018

Series of Pacer Funds Trust	Rule 12b-1 Fee
Pacer Trendpilot® US Large Cap ETF	0.25%
Pacer Trendpilot® US Mid Cap ETF	0.25%
Pacer Trendpilot® 100 ETF	0.25%
Pacer Trendpilot® European Index ETF	0.25%
Pacer Autopilot Hedged European Index ETF	0.25%
Pacer US Export Leaders ETF	0.25%
Pacer International Export Leaders ETF	0.25%
Pacer Global Cash Cows Dividend ETF	0.25%
Pacer US Cash Cows 100 ETF	0.25%
Pacer Developed Markets International Cash Cows 100 ETF	0.25%
Pacer US Small Cap Cash Cows 100 ETF	0.25%
Pacer WealthShield ETF	0.25%
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Office Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Retail Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Net Lease Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.25%
Pacer Military Times Best for Vets℠ Equity ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Global Index ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Index ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Small Cap ETF	0.25%
Pacer Trendpilot® International ETF Pacer Trendpilot® Fund of Funds ETF Pacer US Cash Cows Growth ETF Pacer Cash Cows Fund of Funds ETF Pacer Emerging Markets Cash Cows 100 ETF	0.25% 0.25% 0.25% 0.25% 0.25%